Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DENDREON CORPORATION,
a Delaware corporation
     Dendreon Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     1. The name of the corporation is Dendreon Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was August 14, 1992.
     2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation as follows below, declaring said amendment to be advisable and directed that the amendment proposed be considered and voted upon at the next annual meeting of the stockholders.
     3. The following amendment was duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the DGCL by the required vote of the stockholders of the Corporation at the annual meeting of the Corporation’s stockholders:
     Section IV.A. of the Certificate is hereby amended and restated in its entirety as follows: “A.: This Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by its duly authorized and elected Senior Vice President, Corporate Development, General Counsel and Secretary this 15th day of June, 2009.

DENDREON CORPORATION
By:	/s/ Greg Schiffman
Greg Schiffman
Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Certificate of Amendment]